DARDEN ANNOUNCES APPOINTMENT OF CHIEF EXECUTIVE OFFICER

Gene Lee Appointed CEO by Unanimous Vote of Board
Gene Lee Has Been Operating as Interim CEO
Brings 30-Plus Years of Restaurant Operating Experience
Gene Lee Appointed to Darden’s Board of Directors

ORLANDO, Fla., Feb. 23, 2015 – Darden Restaurants, Inc. (NYSE: DRI) today announced that its Board of Directors has appointed current Interim Chief Executive Officer Eugene I. Lee, Jr. as Chief Executive Officer and director, effective immediately.

Jeffrey C. Smith, Darden’s Independent Non-Executive Chairman, commented, “On behalf of the Board, I want to say how excited we are to have Gene Lee as our CEO.  After conducting a thorough search and reviewing numerous highly qualified candidates, it was clear that Gene was the best candidate and was the Board's unanimous choice.  As Chairman of the Board, I have worked closely with Gene during his Interim CEO role and have been incredibly impressed by his clear thinking, openness to new ideas, passion for winning, and wonderful leadership style.  Gene has already done a terrific job improving the energy and attitude inside Darden and we expect the reinvigorated culture to continue to improve.  Gene brings the perfect combination of restaurant-level operating experience, brand- and corporate-level management expertise, and thoughtful, focused, hands-on leadership.  The Board and I look forward to working with Gene to write the next successful chapter for Darden.”

Commenting on his appointment, Mr. Lee said, “As President and Chief Operating Officer, and then as Interim CEO of Darden, I fully appreciate the possibilities of an improved and reinvigorated Darden.  I am incredibly excited to continue to work with the Board of Directors and to execute our common vision for Darden.  I believe Darden has a fantastic future and look forward to continuing to work with Darden's talented employee base in our collective effort to return Darden to the pinnacle of full service dining.”

Mr. Lee brings more than 30 years of restaurant operating experience to the role, which ranges from early stage high-growth concepts to large high volume chains. Prior to his appointment as Interim CEO, Mr. Lee served as President and Chief Operating Officer of the Company for one year, and prior to that as President of the Company’s Specialty Restaurant Group (SRG) for six years. Under Mr. Lee’s leadership, SRG grew from 60 to 175 restaurants while delivering annualized sales growth of 17 percent and annual restaurant earnings growth of 26 percent.

Mr. Lee joined Darden in 2007 as part of its acquisition of RARE Hospitality International, where Mr. Lee served as President and Chief Operating Officer.  Mr. Lee had been with RARE since January 1997, serving initially as Executive Vice President of Operations for its Bugaboo Creek Steakhouse concept. He became Executive Vice President of Operations for RARE’s LongHorn Steakhouse division in October 1997 and was promoted to COO of RARE the following year. In 2001, he was named President of RARE and elected to its Board of Directors.

Prior to RARE, Mr. Lee served as Senior Vice President of Operations for Uno Restaurant Corp. and in several management positions for York Steak House Systems.

In 2013, Mr. Lee was recognized with the People Report Workplace Legacy Award, which is presented annually to the leader who has clearly demonstrated a commitment to balancing people and performance throughout his or her career in the foodservice industry.  A native of Massachusetts, Mr. Lee earned an MBA from Suffolk University in Boston.

Since a CEO has now been chosen, the Company will turn to its search for the next Chief Financial Officer to succeed C. Bradford Richmond upon his retirement, which will include both external and internal candidates.

About Darden Restaurants
Darden Restaurants, Inc., (NYSE: DRI), owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales. Headquartered in Orlando, Fla., and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the fourth year in a row. Our restaurant brands – Olive Garden®, LongHorn Steakhouse®, Bahama Breeze®, Seasons 52®, The Capital Grille®, Eddie V’s® and Yard House® – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Contacts
(Analysts) Rick Cardenas 407-245-5892
(Media) Ron DeFeo 407-245-5562